Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

BETWEEN

WELLS FARGO & COMPANY

AND

CITIBANK, N.A.

Dated as of August 30, 2007

SUPPLEMENTAL TO INDENTURE

DATED JULY 21, 1999

THIS SECOND SUPPLEMENTAL INDENTURE dated as of August 30, 2007 between WELLS FARGO & COMPANY, a Delaware corporation (the “Issuer”), and CITIBANK, N.A., as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of July 21, 1999 (the “Indenture”);

WHEREAS, the Issuer established and issued its Extendible Notes, CUSIP No. 949746MD0, under the Indenture (the “Notes”);

WHEREAS, the Issuer desires to amend the Notes to reflect an increase in the interest rate borne by the Notes;

WHEREAS, Section 901 of the Indenture provides that, without the consent of the Holders (as defined in the Indenture), the Issuer, when authorized by a Board Resolution (as defined in the Indenture), and the Trustee may enter into indentures supplemental to the Indenture under certain circumstances provided therein;

WHEREAS, the entry into this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises herein set forth, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

AMENDMENT OF THE NOTES

Section 1.01. Amendment of the Interest Rate. The ninth paragraph of the face of the Note is hereby amended and restated in its entirety as follows:

The calculation agent will reset the interest rate on each Interest Payment Date, each of which is referred to as an “Interest Reset Date.” The interest rate for each Interest Period will be equal to LIBOR, as determined below, plus the Spread. The “Spread” for each Interest Period will be as follows:

For Interest Reset Dates Occurring	Spread
From June 9, 2005 to but excluding July 3, 2006	Minus 0.04%

From July 3, 2006 to but excluding July 3, 2007	Minus 0.01%

From July 3, 2007 to but excluding September 3, 2007	Plus 0.01%

From September 3, 2007 to but excluding July 3, 2008	Plus 0.05%

From July 3, 2008 to but excluding July 3, 2009	Plus 0.06%

From July 3, 2009 to but excluding July 3, 2010	Plus 0.07%

From July 3, 2010 to but excluding July 1, 2011	Plus 0.08%

Capitalized terms used in this Section 1.01 and not otherwise defined herein shall have the meanings set forth in the Notes.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Second Supplemental Indenture.

Section 2.02. Other Terms of the Notes and the Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Notes and the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.04. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Issuer shall bind its successors and assigns, whether expressed or not.

Section 2.05. Separability. In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.06. Governing Law. The internal laws of the State of New York shall govern and be used to construe this Second Supplemental Indenture.

Section 2.07. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.08. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, attested and sealed, all as of the date first above written.

WELLS FARGO & COMPANY

[CORPORATE SEAL]	By	/s/ Barbara S. Brett
	Name:	Barbara S. Brett
	Title:	Senior Vice President and Assistant Treasurer

	Attest	/s/ Mary E. Schaffner
	Name:	Mary E. Schaffner
	Title:	Assistant Secretary

[CORPORATE SEAL]	CITIBANK, N.A.

	By	/s/ Louis Piscitelli
	Name:	Louis Piscitelli
	Title:	Vice President

	Attest	/s/ Cirino Emanuele
	Name:	Cirino Emanuele
	Title:	Vice President

STATE OF MINNESOTA	)
	)	SS.
COUNTY OF HENNEPIN	)

On the 29th day of August, 2007, before me personally came Barbara S. Brett, to me known, who, being duly sworn, did depose and say that she is a Senior Vice President and Assistant Treasurer of Wells Fargo & Company, a corporation described in and which executed the above instrument; that she knows the seal of said corporation; that it was so affixed pursuant to the authority of the Board of Directors of said corporation; and that she signed her name thereto pursuant to like authority.

/s/ Mary J. Anderson
Notary Public

STATE OF NEW YORK	)
	)	SS.
COUNTY OF NEW YORK	)

On the 29th day of August, 2007, before me personally came Louis Piscitelli, to me known, who, being duly sworn, did depose and say that he is a Vice President of Citibank, N.A., a national banking association described in and which executed the above instrument; that he knows the seal of said corporation; that it was so affixed pursuant to the authority of the Board of Directors of said corporation; and that he signed his name thereto pursuant to like authority.

/s/ Zenaida Santiago
Notary Public

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